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                                                                                                            OMB APPROVAL
                       SECURITIES AND EXCHANGE COMMISSION
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                             Washington, D.C. 20549           OMB Number:
                                                              3235-0058

                                                      Estimated average burden
                                FORM 12b-25            hours per response .....
                                                            2.50
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                         NOTIFICATION OF LATE FILING
COMMISSION FILE NUMBER                                          0-6580

(Check One):  |_| Form 10-K |_| Form 20-F |_| Form 11-K |X| Form 10-Q
|_| Form N-SAR
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                                                            CUSIP NUMBER
                                                             705019 40 4
For Period Ended: June 30, 1998
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     [ ] Transition  Report on Form 10-K [ ] Transition  Report on Form 20-F [ ]
     Transition  Report  on Form  11-K [ ]  Transition  Report  on Form 10-Q [ ]
     Transition Report on Form N-SAR

     For the Transition Period Ended:
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   Read Instruction (on back page) Before Preparing Form. Please Print or Type.

         Nothing in this form shall be  construed  to imply that the  Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION
Pease Oil and Gas Company
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Full Name of Registrant

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Former Name if Applicable
751 Horizon Court, Suite 203
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Address of Principal Executive Office (Street and Number)
Grand Junction, Colorado 81506-8758
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City, State and Zip Code

PART II -- RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)





  |_| | (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
  |x| | (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, | or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the | subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth | calendar day following the prescribed due date; and |
  |_|   | (c) The  accountant's  statement  or other  exhibit  required  by Rule
        12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed.)

The subject report could not be filed without unreasonable effort or expense because the Registrant converted to the full cost accounting method from the successful efforts method of accounting for oil and gas activities for the year ended December 31, 1997 and prior years. Additional time was required to accumulate information necessary to complete the conversion and restate the comparative financial information for 1997 under the full cost method.


                                                                 SEC 1344 (6/94)


PART IV--OTHER INFORMATION

(1)Name and telephone number of person to contact in regard to this notification
        Patrick J. Duncan                 970                  245-5917
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             (Name)                   (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act




    of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). |X| Yes |_| No


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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
    |_| Yes |X| No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



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                            PEASE OIL AND GAS COMPANY
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date AUGUST 14, 1998                    By /s/ Patrick J. Duncan
                                   Patrick J. Duncan, Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative
(other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

----------------------------------------------------------- ATTENTION
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             Intentional misstatements or omissions of fact constitute Federal
 Criminal Violations (See 18 U.S.C. 1001).
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                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange
    Commission,  Washington,  D.C.  20549,  in  accordance  with Rule 0-3 of the
    General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. ELECTRONIC FILERS. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T or apply for an adjustment in filing date pursuant to Rule
    13(b) of Regulation S-T.



(102196DTI)